Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
H&R Block, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-33655 and 333-118020) of Block Financial Corporation and in the registration statements on Form S-3 (No. 333-33655-01) and Form S-8 (Nos. 333-119070, 333-42143, 333-42736, 333-42738, 333-42740, 333-56400, 333-70400, 333-70402, and 333-106710) of H&R Block, Inc. of our report dated June 29, 2007 with respect to the consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows of H&R Block, Inc. and subsidiaries for the year ended April 30, 2007, and the related financial statement schedule, which report appears in the April 30, 2009 annual report on Form 10-K of H&R Block, Inc. Our report includes an explanatory paragraph that states we did not apply any procedures to or express any assurance on the retrospective adjustments to present the results of operations of HRB Financial Corporation as discontinued operations, as these adjustments were audited by a successor auditor.

Kansas City, Missouri
June 29, 2009